UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2012

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 21, 2012, QLT Inc. (the “Company”) and Valeant Pharmaceuticals International, Inc. (“Valeant”) entered into an Asset Purchase Agreement (the “Agreement”) for the sale of the Company’s verteporfin for injection (“Visudyne®”) business including the new QCellus laser under development (the “Laser”) for a total purchase price of $112.5 million for assets relating to the United States and non-United States businesses plus the opportunity to receive additional amounts in contingent payments. The closing of the transaction contemplated by the Agreement occurred on September 24, 2012 (the “Closing Date”).

On the Closing Date, Valeant (i) acquired all of the Company’s assets relating to Visudyne, the Laser and certain other photodynamic therapy intellectual property (the “Purchased Assets”) and (ii) generally assumed all post-closing liabilities related to the Purchased Assets. The Company and its affiliates will retain all other liabilities, including product liabilities, relating to the Purchased Assets arising or incurred prior to the Closing Date.

On the Closing Date, the Company received $112.5 million in up-front consideration, $50 million of which is for the right to receive royalties on Visudyne sales outside of the United States under a license agreement with Novartis Pharma AG (the “Novartis License Agreement”) and the right to supply Visudyne to Novartis for sale outside of the United States, and $62.5 million of which is for the rights and assets of the Visudyne business in the United States. Pursuant to the Agreement, the Company is also eligible to receive additional amounts following the achievement of certain milestones, including: (i) $5 million upon receipt of all Laser-related registrations required for commercial sale of the Lasers in the United States by December 31, 2013, $2.5 million if all such Laser registrations have been obtained after December 31, 2013 but before January 1, 2015 and $0 if all such laser Registrations are retained thereafter; (ii) up to $5 million in each calendar year commencing January 1, 2013 (up to a maximum of $15 million in the aggregate) for annual net royalties exceeding $8,500,000 pursuant to the Novartis License Agreement or from other third-party sales of Visudyne outside of the United States; and (iii) a royalty on net sales attributable to new indications for Visudyne, if any should be approved.

The Agreement also contains standard representations and warranties made by the parties, pre-closing and post-closing covenants applicable to the parties, and mutual indemnification obligations for, among other things, liabilities assumed or retained by the parties and breaches of representations, warranties, covenants and agreements contained in the Agreement and related transaction agreements. The Agreement provides that $7,500,000 of the purchase price will be held in escrow for one year following the Closing Date to satisfy indemnification claims that Valeant may have under the Agreement.

On the Closing Date, the Company and Valeant also entered into a Transition Services Agreement (the “Transition Services Agreement”) and other ancillary agreements relating to the transaction contemplated by the Agreement. Under the Transition Services Agreement, the Company has agreed to provide Valeant transition services concerning most of the aspects of the Visudyne and Laser businesses. Most services will end by January 2013, although some services could be provided through April 2014. The Company will be paid for its services and reimbursed for its out of pocket expenses at cost.

A copy of the Agreement and the Transition Services Agreement are attached as Exhibits 10.64 and 10.65, respectively, to this Current Report on Form 8-K. The foregoing description of the Agreement and the Transition Services Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement and Transition Services Agreement, which are incorporated herein by reference. The Company has sought confidential treatment for certain terms of the Agreement and Transition Services Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

All information required under Item 2.01 is incorporated herein by reference to Item 1.01.

Item 8.01. Other Events

On September 27, 2012, the Company issued a press release announcing that its board of directors had approved a share repurchase program pursuant to which the Company would seek to repurchase up to 3,438,683 common shares through the facilities of the NASDAQ Stock Market and the Toronto Stock Exchange during the 12 month period commencing on or about October 2, 2012. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description

10.64	Asset Purchase Agreement between the Company and Valeant dated September 21, 2012

10.65	Transition Services Agreement between the Company and Valeant dated September 24, 2012

99.1	Press Release dated September 27, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

By:	/s/ Sukhi Jagpal
Name:	Sukhi Jagpal
Title:	Interim Chief Financial Officer

Date: September 27, 2012